EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                      BARRINGER TECHNOLOGIES INC. ANNOUNCES
                           DEFINITIVE MERGER AGREEMENT

     WARREN, N.J., March 9, 2001--Barringer Technologies Inc. (Nasdaq: BARR), one of the world's leading providers of trace drug and explosive detection equipment, today announced that it has entered into a definitive agreement with Smiths Group plc ("Smiths") under which Smiths would acquire all the outstanding shares of Barringer for $11.05 per share in cash. The transaction values the equity of Barringer Technologies at approximately $87 million. The $11.05 acquisition price per share represents a 17% premium to the average closing stock price for the company over the last 30 trading days.

     The transaction, which has been approved by the Boards of Directors of both companies is subject to approval by Barringer stockholders and customary closing conditions and is expected to close in the second quarter of this year.

     Stanley Binder, Chairman and Chief Executive Officer of Barringer stated:
"The combination of Smiths position as one of the world's leading specialists in nuclear, biological and chemical detection equipment with Barringer's world leadership position in drug and explosives detection equipment will result in a very strong vehicle for continued growth."

     Barringer also announced today in a separate release the results for the fourth quarter and full year ended December 31, 2000.

     Headquartered in Warren, New Jersey, Barringer Technologies Inc. is one of the world's leading providers of trace detection equipment for drug, explosive, and chemical detection for security and industrial applications. The Sabre 2000(R) and the IONSCAN(R) are the Company's proprietary trace particle drug and explosive detection units.

     Smiths is a global business with market-leading positions in each of its four operating businesses: advanced aerospace systems; mechanical and polymer seals; medical devices and critical care equipment; and specialized industrial products for interconnect & air movement applications.

     William Blair & Company L.L.C. advised Barringer Technologies in this transaction.

     This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are based on the beliefs of the

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Company's management as well as assumptions made by and information currently available to the Company's management. When used in this press release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such factors are described from time to time in the Company's public filings with the Securities and Exchange Commission, news releases and other communications. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

     Barringer Technologies Inc., Warren
     Stanley Binder, Chairman and CEO
     Richard S. Rosenfeld, CFO
     (908) 222-9100
           or
     Morgen-Walke Associates, Inc., New York
     Cheryl Schneider/Hani Henein
     Press: Robert Russell/Greg Tiberend
     (212) 850-5600


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